FIDELITY INVESTMENTS LIFE INSURANCE COMPANY

Salt Lake City, Utah
FIDELITY FREEDOM LIFETIME INCOME
INDIVIDUAL RETIREMENT ANNUITY
NONPARTICIPATING

This Contract is an immediate annuity contract issued as an individual retirement annuity under Code section 408(b).

Fidelity Investments Life Insurance Company agrees to pay lifetime income to the Annuitant, and to the Joint Annuitant if any, beginning with the first Annuity Income Date, and to provide the other rights and benefits of this Contract.

These agreements are subject to all the provisions of this Contract.

This Contract has been issued in return for the completed application and the single purchase payment made.

ALL INCOME AND VALUES PROVIDED BY THIS CONTRACT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. VALUES MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE EXPERIENCE OF A SEPARATE ACCOUNT.

Signed for the Company at its Executive Offices in Boston, Massachusetts.

Clare S. Richer	\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	David J. Pearlman
President		Secretary

[____] DAY RIGHT TO RETURN THE CONTRACT

When this Contract is issued, You have [__] days after You receive it from the Company to examine it. Within those [__] days You can return the Contract to the Company or its agent for any reason. If You do, the Contract will be canceled. We will promptly refund either (1) your purchase payment (without interest) or (2) the amount of your purchase payment plus or minus the investment performance of the Contract. If your free look period ends on a non-business day, the next business day will be used. ONCE THE FREE LOOK PERIOD EXPIRES, YOU CANNOT RETURN THE CONTRACT FOR A REFUND.

PLEASE READ YOUR CONTRACT CAREFULLY
This is a legal contract between You and the Company.

ANNUITY SERVICE CENTER
P.O. Box 770001, Cincinnati, Ohio 45277-0050
For customer assistance or inquiries, please call 800-634-9361.

GUIDE TO CONTRACT PROVISIONS

Page
Contract Schedule
Definitions
General Provisions
Entire Contract
Misstatement of Date of Birth or Sex
Notification of Death
Proof of Death
Proof of Survival
Protection of Proceeds
Nonparticipating
Nontransferable and Nonforfeitable
Determination of Values
Contract to Conform to the Code
Written Notice to the Annuity Service Center
Reports
Required Distributions Generally
Purchase Payment
Purchase Payment
Investment Allocation of Your Purchase Payment
Making Exchanges Among Investment Options
Exchanges
Making Exchanges by Telephone or Internet
Market Timing
Short-Term Trading Risk
FILI Policies Regarding Frequent Trading
Frequent Trading Monitoring and Restriction Procedures
Effective Date of Exchanges Among Investment Options
The Variable Account
Variable Account
Charges Against the Investment Options
Net Investment Factor
Taxes
Making Exchanges Among Investment Options
Postponement of Benefits
Reserved Rights
Death Benefit
Death Benefit
Withdrawals
How to Make Withdrawals
Withdrawal Value
Effect of Withdrawals
Owner, Annuitant, Joint Annuitant and Beneficiaries
Owner
Annuitant
Joint Annuitant
Beneficiary or Beneficiaries
Notice of Change of Beneficiary
Annuity Provisions
Annuity Income Dates
Annuity Income Option
Annuity Income
Annuity Income Unit Value
Determination of Annuity Income

CONTRACT SCHEDULE
FIDELITY FREEDOM FUND INCOME ANNUITY

CONTRACT NUMBER	[ ]
CONTRACT DATE	[ ]
FIRST ANNUITY INCOME DATE	[ ]
ANNUITANT	[ ]
DATE OF BIRTH	[ ]
SEX	[ ]
JOINT ANNUITANT	[ ]
DATE OF BIRTH	[ ]
SEX	[ ]
PURCHASE PAYMENT	[$ ]

INVESTMENT OPTIONS

[Lifetime Income I]

[Lifetime Income II]

[Lifetime Income III]

[Money Market]

[FREQUENCY OF ANNUITY INCOME:]

[GUARANTEE PERIOD:]

[WITHDRAWAL PERIOD:]

[REDUCED ANNUITY INCOME PERCENTAGE AFTER DEATH OF ANNUITANT OR JOINT ANNUITANT]:

[REDUCED ANNUITY INCOME PERCENTAGE AFTER DEATH OF ANNUITANT]:

ESTIMATED ANNUITY INCOME AMOUNT FOR FIRST ANNUITY INCOME DATE:

CONTRACT SCHEDULE
FIDELITY FREEDOM LIFETIME INCOME

ANNUITY INCOME OPTION:

SINGLE LIFE ANNUITY

Beginning with the first Annuity Income Date, we will provide annuity income for your entire life, no matter how long that may be. Annuity income stops when You are no longer living.

SINGLE LIFE ANNUITY WITH A GUARANTEED NUMBER OF YEARS OF ANNUITY INCOME

Beginning with the first Annuity Income Date, we will provide annuity income for your entire life or for a guaranteed number of years, whichever is longer. The guaranteed number of years You have selected is shown on the Contract Schedule page.

If You die on or after the first Annuity Income Date and before the end of the Guarantee Period, we will provide the remaining annuity income to the Beneficiary or Beneficiaries according to the terms of this Contract.

A Beneficiary who becomes entitled to annuity income may choose instead to receive a lump sum, but only if he or she notifies us within 60 days of the date we receive notice of the death of the last surviving Annuitant. Otherwise the Beneficiary will receive annuity income for the remainder of the Guarantee Period.

JOINT AND SURVIVOR ANNUITY WITH FULL ANNUITY INCOME TO THE SURVIVOR

Beginning with the first Annuity Income Date, we will provide annuity income to You during your lifetime. After your death we will provide the full amount of annuity income to the Joint Annuitant so long as he or she is still alive. Annuity income stops when both You and the Joint Annuitant are no longer living.

If You or the Joint Annuitant dies before the first Annuity Income Date, we will adjust the annuity income so that it equals what would have been paid under a single life annuity issued to the survivor.

JOINT AND SURVIVOR ANNUITY WITH FULL ANNUITY INCOME TO THE SURVIVOR AND A GUARANTEED NUMBER OF YEARS OF ANNUITY INCOME

Beginning with the first Annuity Income Date, we will provide annuity income to You during your lifetime. After your death we will provide the full amount of annuity income to the Joint Annuitant so long as he or she is still alive. Annuity income stops when both You and the Joint Annuitant are no longer living, or at the end of the Guarantee Period, whichever is later. The guaranteed number of years You have selected is shown on the Contract Schedule page.

If You or the Joint Annuitant dies before the first Annuity Income Date, we will adjust the annuity income so that it equals what would have been paid under a single life annuity issued to the survivor. We will also adjust the Guarantee Period, as required by law, so that it is not longer than the life expectancy of the survivor.

If the last surviving Annuitant dies on or after the first Annuity Income Date and before the end of the Guarantee Period, we will provide the remaining annuity income to the Beneficiary or Beneficiaries according to the terms of this Contract.

A Beneficiary who becomes entitled to annuity income may choose instead to receive a lump sum, but only if he or she notifies us within 60 days of the date we receive notice of the death of the last surviving Annuitant. Otherwise the Beneficiary will receive annuity income for the remainder of the Guarantee Period.

JOINT AND SURVIVOR ANNUITY WITH REDUCED ANNUITY INCOME TO THE SURVIVOR

Beginning with the first Annuity Income Date, we will provide full annuity income to You. After the death of You or the Joint Annuitant, we will provide reduced annuity income to the survivor. The amount paid to the survivor on each Annuity Income Date is a percentage of the amount that would have been paid if both You and the Joint Annuitant were still living. The percentage is shown on the Contract Schedule page.

If You or the Joint Annuitant dies before the first Annuity Income Date, we will adjust the annuity income so that it equals what would have been paid under a single life annuity issued to the survivor.

JOINT AND SURVIVOR ANNUITY WITH REDUCED ANNUITY INCOME TO THE SURVIVOR AND A GUARANTEED NUMBER OF YEARS OF ANNUITY INCOME

Beginning with the first Annuity Income Date, we will provide full annuity income to You. After the death of You or the Joint Annuitant we will provide reduced annuity income to the survivor. The amount paid to the survivor on each Annuity Income Date is a percentage of the amount that would have been paid if both You and the Joint Annuitant were still living. The percentage is shown on the Contract Schedule page. Annuity income stops when both You and the Joint Annuitant are no longer living, or at the end of the Guarantee Period, whichever is later. The guaranteed number of years You have selected is shown on the Contract Schedule page.

If You or the Joint Annuitant dies before the first Annuity Income Date, we will adjust the annuity income so that it equals what would have been paid under a single life annuity issued to the survivor. We will also adjust the Guarantee Period, as required by law, so that it is not longer than the life expectancy of the survivor.

If the last surviving Annuitant dies on or after the first Annuity Income Date and before the end of the Guarantee Period, we will provide the remaining annuity income to the Beneficiary or Beneficiaries according to the terms of this Contract. If You and the Joint Annuitant die at the same time, the annuity income due to any Beneficiary will be the same as if You died before the Joint Annuitant.

A Beneficiary who becomes entitled to annuity income may choose instead to receive a lump sum, but only if he or she notifies us within 60 days of the date we receive notice of the death of the last surviving Annuitant. Otherwise the Beneficiary will receive annuity income for the remainder of the Guarantee Period.

JOINT AND SURVIVOR ANNUITY WITH FULL ANNUITY INCOME TO THE ANNUITANT IF THE JOINT ANNUITANT DIES, BUT REDUCED ANNUITY INCOME TO THE JOINT ANNUITANT IF THE ANNUITANT DIES

Beginning with the first Annuity Income Date, we will provide full annuity income to You. After the death of You or the Joint Annuitant we will provide annuity income to the survivor. If You are the survivor, You will continue to receive full annuity income. If the Joint Annuitant is the survivor, the Joint Annuitant will receive reduced annuity income. The amount paid to the Joint Annuitant on each Annuity Income Date after your death will be a percentage of the amount that would have been paid if both You and the Joint Annuitant were still living. The percentage is shown on the Contract Schedule page.

If You or the Joint Annuitant dies before the first Annuity Income Date, we will adjust the annuity income so that it equals what would have been paid under a single life annuity issued to the survivor.

JOINT AND SURVIVOR ANNUITY WITH FULL ANNUITY INCOME TO THE ANNUITANT IF THE JOINT ANNUITANT DIES, BUT REDUCED ANNUITY INCOME TO THE JOINT ANNUITANT IF THE ANNUITANT DIES AND A GUARANTEED NUMBER OF YEARS OF ANNUITY INCOME

Beginning with the first Annuity Income Date, we will provide full annuity income to You. After the death of You or the Joint Annuitant we will provide annuity income to the survivor. If You are the survivor, You will continue to receive full annuity income. If the Joint Annuitant is the survivor, the Joint Annuitant will receive reduced annuity income. The amount paid to the Joint Annuitant on each Annuity Income Date after your death will be a percentage of the amount that would have been paid if both You and the Joint Annuitant were still living. The percentage is shown on the Contract Schedule page. Annuity income stops when both You and the Joint Annuitant are no longer living, or at the end of the Guarantee Period, whichever is later. The guaranteed number of years You have selected is shown on the Contract Schedule page.

If You or the Joint Annuitant dies before the first Annuity Income Date, we will adjust the annuity income so that it equals what would have been paid under a single life annuity issued to the survivor. We will also adjust the Guarantee Period, as required by law, so that it is not longer than the life expectancy of the survivor.

If the last surviving Annuitant dies on or after the first Annuity Income Date and before the end of the Guarantee Period, we will provide the remaining annuity income to the Beneficiary or Beneficiaries according to the terms of this Contract. If You and the Joint Annuitant die at the same time, the annuity income due to any Beneficiary will be the same as if You died before the Joint Annuitant.

A Beneficiary who becomes entitled to annuity income may choose instead to receive a lump sum, but only if he or she notifies us within 60 days of the date we receive notice of the death of the last surviving Annuitant. Otherwise the Beneficiary will receive annuity income for the remainder of the Guarantee Period.

SINGLE LIFE ANNUITY WITH WITHDRAWAL PERIOD

We will provide annuity income, beginning with the first Annuity Income Date, for as long as You live unless You surrender your Contract. If You die on or after the first Annuity Income Date and before the end of the Withdrawal Period, we will provide any remaining annuity income or Withdrawal Value to the Beneficiary or Beneficiaries according to the terms of the Contract. The initial length of your Withdrawal Period is shown on the Contract Schedule page.

A Beneficiary who notifies us within 60 days of the date we receive notice of the death of the Annuitant may choose instead to receive his or her share of the Withdrawal Value. Otherwise, the Beneficiary will receive annuity income for the remainder of the Withdrawal Period.

JOINT AND SURVIVOR WITH FULL ANNUITY INCOME TO THE SURVIVOR WITH WITHDRAWAL PERIOD

If You do not surrender your Contract or make withdrawals, we will provide full annuity income, beginning with the first Annuity Income Date, while either You or the Joint Annuitant is still living. During your lifetime annuity income will be paid solely to You. When you are no longer alive any remaining annuity income will be paid to the Joint Annuitant.

If either You or the Joint Annuitant dies before the first Annuity Income Date, we will adjust the annuity income so that it equals what would have been paid under a single life annuity with a Withdrawal Period. We will also adjust the Withdrawal Period, as required by law, so that it is not longer than the life expectancy of the survivor. This may result in a shorter Withdrawal Period and a higher amount of annuity income.

If the last surviving Annuitant dies on or after the first Annuity Income Date and before the end of the Withdrawal Period, we will provide any remaining annuity income or Withdrawal Value to the Beneficiary or Beneficiaries according to the terms of the Contract. The initial length of your Withdrawal Period is shown on the Contract Schedule page.

A Beneficiary who notifies us within 60 days of the date we receive notice of the death of the last surviving Annuitant may choose instead to receive his or her share of the Withdrawal Value. Otherwise, the Beneficiary will receive annuity income for the remainder of the Withdrawal Period.

DEFINITIONS

Annuitant(s)

You are the Annuitant. You may designate a Joint Annuitant on your application. If there is a Joint Annuitant, You and the Joint Annuitant together are the Annuitants. You receive lifetime annuity income. All annuity income during your lifetime must be received only by you. Either You or the Joint Annuitant generally must be no older than age 85 on the Contract Date. To have a Withdrawal Period, either You or the Joint Annuitant generally must be no more than 72 years old on the Contract Date. You are also the sole Owner.

Annuity Income Dates

The dates on which we determine the amount of annuity income. If the New York Stock Exchange is closed on an Annuity Income Date, we will determine the amount of annuity income on the next day it is open. You choose whether You want Annuity Income Dates to be monthly, quarterly, semiannual, or annual.

Annuity Income Unit

A unit of measure used to calculate the amount of annuity income for an Investment Option.

Benchmark Rate of Return

The 3.5% annual net investment return needed to maintain a level income from one Annuity Income Date to the next.

Beneficiary or Beneficiaries

The person(s) you designate to receive any payments under this Contract only when all Annuitants are no longer living. A Beneficiary who makes a timely election may choose to receive a lump sum instead of any remaining periodic annuity income.

Code

The Internal Revenue Code of 1986, as amended.

Company, FILI, We or Us

Fidelity Investments Life Insurance Company.

Contract Date

The date your Contract becomes effective. Your Contract Date is shown on the Contract Schedule page.

Exchange

A transfer from one Investment Option to another.

Fund

A mutual fund in which an Investment Option invests.

Guarantee Period

The length of the Guarantee Period, if any, is shown on the Contract Schedule page and may not exceed the period permitted for guaranteed payments under section 1.401(a)(9)-6 of the Income Tax Regulations (except as otherwise provided by applicable federal tax law). If this Contract has a Guarantee Period it provides annuity income through a specified date even if no Annuitant lives to the end of the Guarantee Period.

Investment Options

The Subaccounts, each of which is a division of the Variable Account.

Joint Annuitant

A person You designate to receive lifetime annuity income after your death. All annuity income during your life must be received only by you. Either You or the Joint Annuitant generally must be no older than age 85 on the Contract Date. The Joint Annuitant may not be an Owner.

Owner

You are an individual who is the sole Owner and as Owner You have certain rights under the Contract.

Purchase Payment

The single payment You make to buy this Contract.

Subaccounts

Divisions of the Variable Account. Each Subaccount invests in the shares of one corresponding Fund.

Total Return

The investment performance of an Investment Option after all expenses.

Valuation Period

The period of time from the time Annuity Income Unit values are calculated to the next time such values are calculated. These calculations are made as of the close of business (normally 4:00 p.m. Eastern Time) each day the New York Stock Exchange is open for trading.

Variable Account

Fidelity Investments Variable Annuity Account I.

Withdrawal Period

The length of your Withdrawal Period, if any, is shown on the Contract Schedule page and may not exceed the period permitted for guaranteed payments under section 1.401(a)(9)-6 of the Income Tax Regulations (except as otherwise provided by applicable federal tax law). The Withdrawal Period is a period of time You can take money out of your Contract. If no withdrawals are made from your Contract, the Withdrawal Period will operate as a Guarantee Period. A withdrawal made after the fifth anniversary of the first Annuity Income Date may shorten the Withdrawal Period.

You

You are the Annuitant and Owner.

GENERAL PROVISIONS

Entire Contract

This Contract is the entire contract between You and the Company. This Contract is an immediate annuity contract issued as an individual retirement annuity under Code section 408(b).

No change in or waiver of the provisions of the Contract is valid unless the change or waiver is signed by the President or the Secretary or an Assistant Secretary of the Company.

Misstatement of Date of Birth or Sex

If the date of birth or sex of You or the Joint Annuitant has been misstated, we will change the benefits to those which would have been provided had the correct date(s) of birth and sex(es) been stated.

If the misstatement is not discovered until after the first Annuity Income Date, we will take the following action: (1) if we provided too much annuity income, we will add interest at the rate of 6% per year compounded annually and withhold annuity income on later Annuity Income Date(s) until we have recovered the excess; (2) if we provided too little annuity income, we will make up the balance plus interest at the rate of 6% per year compounded annually in a lump sum.

Notification of Death

You and the Joint Annuitant are each responsible for notifying us of the death of the other. Each Beneficiary is responsible for notifying us of the death of the last surviving Annuitant. Upon the death of the last person with the right to receive annuity income under a Contract, that person's executor is responsible for notifying us. If too much annuity income is provided because we are not notified of a death, we may withhold annuity income on subsequent Annuity Income Dates, or take legal action, until we have recovered any excess amounts.

Proof of Death

Any Beneficiary claiming an interest in the Contract must provide us in writing with due proof of your death and the death of the Joint Annuitant (if any), at the Annuity Service Center, unless we have already received such proof. We will not be responsible for any annuity income paid to You or the Joint Annuitant (if any), before we receive due proof of death at the Annuity Service Center.

Proof of Survival

Before making any payment that depends on a person being alive, we may require proof that the person is alive.

Protection of Proceeds

To the extent allowed by law, annuity income is not subject to the claims of creditors or to legal process.

Nonparticipating

The Contract is nonparticipating. This means that there are no dividends.

Nontransferable and Nonforfeitable

The Contract is established for the exclusive benefit of the Owner and his or her beneficiaries. The interest of the Owner in this Contract is nontransferable and, except as provided by law, is nonforfeitable. In particular, this Contract may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than to us (other than a transfer incident to a divorce or separation instrument in accordance with Code Section 408(d)(6)). Any attempt to use the Contract in a manner inconsistent with the previous sentence will be void.

Determination of Values

The method of determination by the Company of the number and value of Annuity Income Units and other values is binding upon you, the Joint Annuitant (if any) and each Beneficiary.

Contract to Conform to the Code

All terms of this Contract will be interpreted in accordance with the applicable provisions of the Code. We reserve the right to make changes to the Contract in order to conform to the provisions of the Code.

Written Notice to the Annuity Service Center

You may send any required notices in writing to our Annuity Service Center. Some notices may also be made through our website, www.fidelity.com. However, our website may not be able to accept all types of notice. If the website is not available to receive a particular type of notice, you will need to send it to the Annuity Service Center. Whenever any notice is required under the Contract, we will not be liable for any action we take before proper notice is received at our Annuity Service Center or through our website.

Reports

We will send You a statement showing the number of Annuity Income Units in your selected Investment Option, and the value of each Annuity Income Unit, at least once each calendar quarter. If your Contract has a Withdrawal Period, we will show your Withdrawal Value at least once each calendar quarter.

You should verify the accuracy of your transaction confirmations and quarterly statements immediately after You receive them and notify the Annuity Service Center promptly of any discrepancies, as we will not be responsible for resulting losses due to unit value changes after ten calendar days from the mailing of the report.

We will also send You semiannual reports containing financial statements for the Fund in which your Investment Option invests, and a list of portfolio securities held by the Fund, as required by the Investment Company Act of 1940.

In addition, We will furnish such annual calendar year reports concerning the status of this Contract and such information concerning required minimum distributions as is prescribed by the Commissioner of the Internal Revenue Service.

All reports will be sent without charge to your last known address.

Required Distributions Generally

Unless otherwise permitted under applicable federal tax law, the Owner's entire interest in the Contract will commence to be distributed no later than the Required Beginning Date, i.e., April 1 of the calendar year following the calendar year in which the Owner attains age 70½.

Distribution of the Owner's interest in this Contract shall be made in accordance with the requirements of Code Sections 408(d)(3) and 401(a)(9) and the Income Tax Regulations thereunder, the provisions of which are herein incorporated by reference.

Unless otherwise provided by applicable federal tax law, payments must be either non-increasing or they may increase only as provided in Q&As-1, -4, and -14 of Section 1.401(a)(9)-6 of the Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Section 1.401(a)(9)-6 of the Income Tax Regulations.

PURCHASE PAYMENT

Purchase Payment

You purchase this Contract with a single Purchase Payment. You may not make additional purchase payments. Unless otherwise permitted by applicable federal tax law, the single Purchase Payment must be made in the form of (1) a rollover contribution (as permitted by Code Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3), or 457(e)(16)), or (2) a nontaxable transfer from an individual retirement plan under Code Section 7701(a)(37).

Investment Allocation of Your Purchase Payment

During part or all of your free look period, your Purchase Payment (less any deduction for taxes) will be allocated to the Money Market Investment Option. If the free look period for your Contract is 15 days or less, You will be entirely invested in the Money Market Investment Option for the entire free look period. If the free look period for your Contract is longer than 15 days, You will be entirely invested in the Money Market Investment Option for either 15 days or the length of time that applicable law requires that we return at least the amount of your Purchase Payment, whichever is longer. On the first business day after the end of the applicable period your Contract will be entirely invested in the Investment Option that is in accordance with your most recent allocation instructions. Thereafter, you may Exchange from one Investment Option to another up to four times each calendar year.

MAKING EXCHANGES AMONG INVESTMENT OPTIONS

Exchanges

You may Exchange from one Investment Option to another up to four times each calendar year. Each Exchange must be with respect to all your annuity income. There are no partial Exchanges.

Making Exchanges by Telephone or Internet

Currently you may make Exchanges by telephone and/or Internet. We reserve the right to revise or terminate your ability to make Exchanges by telephone or through the Internet. We also reserve the right to limit the amount of any telephone or Internet Exchange or to reject any telephone or Internet Exchange.

We will not be responsible for any losses resulting from unauthorized telephone or Internet Exchanges if we follow reasonable procedures designed to verify the identity of the caller or Internet user. We may record telephone calls. You should verify the accuracy of your Exchanges by checking the confirmations and statements we send to you as soon as you receive them. Notify the Annuity Service Center immediately if you find any discrepancies. We will not be responsible for losses unless you notify us within ten calendar days from the first time we mail a confirmation or statement containing details of the transaction.

Market Timing

Some Owners use firms or individuals who engage in market timing. Such firms or individuals usually obtain authorization from Owners to make Exchanges among the Investment Options on the basis of perceived market trends. Large Exchanges resulting from market timing activity may disrupt the management of the Funds and become a detriment to other Owners.

To protect Owners not engaging in market timing, we reserve the right to reject Exchanges communicated to us by anyone acting under a power of attorney on behalf of more than one Owner. We also reserve the right to reject Exchange instructions we receive from anyone that any Owner has authorized to make multiple Exchanges. We will exercise these rights only if we believe that doing so will prevent harm to other Owners.

Short-Term Trading Risk

Frequent Exchanges among Investment Options by Contract Owners can reduce the long-term returns of the Funds. The reduced returns could adversely affect the owners, annuitants, insureds or beneficiaries of any variable annuity or variable life insurance contract issued by any insurance company with respect to values allocated to the Fund. Frequent Exchanges may reduce a Fund's performance by increasing costs paid by the Fund (such as brokerage commissions); they can disrupt portfolio management strategies; and they can have the effect of diluting the value of the shares of long term shareholders in cases in which fluctuations in markets are not fully priced into the Fund's net asset value.

The Funds are also available for use in products issued by other insurance companies. There is a significant risk that that short-term trading in the Funds may go undetected. The Funds themselves generally cannot detect individual contract owner exchange activity, because they are owned primarily by insurance company separate accounts that aggregate exchange orders from owners of individual contracts. Accordingly, the Funds are dependent in large part on the rights, ability and willingness of all participating insurance companies to detect and deter short-term trading by contract owners.

As outlined below, FILI has adopted policies regarding frequent trading, but can provide no assurance that other insurance companies using the same mutual funds have adopted comparable procedures. There is also the risk that these policies and procedures concerning short-term trading will prove ineffective in whole or in part to detect or prevent frequent trading. Please review the Funds' prospectuses for specific information about the Funds' short-term trading policies and risks.

FILI Policies Regarding Frequent Trading

FILI does not authorize market timing. FILI has adopted policies and procedures designed to discourage frequent Exchanges as described below. If requested by a Fund, FILI will consider additional steps to discourage frequent Exchanges in that Fund, not inconsistent with the policies and procedures described below.

Contract Owners who engage in frequent Exchanges may be subjected to temporary or permanent restrictions on future purchases or Exchanges in a Fund. Further, Contract Owners who have engaged in frequent trading in the Funds, or in other mutual funds managed by FMR, may be subjected to temporary or permanent restrictions on purchases or exchanges in those funds. FILI may alter its policies, in any manner not inconsistent with the terms of the Contract, at any time without notice to Owners.

Although there is no minimum holding period and Contract Owners can make withdrawals (if available) or Exchanges out of any Investment Option at any time, Contract Owners may ordinarily comply with FILI's policies regarding frequent trading by allowing 90 days to pass after each allocation into an Investment Option before they withdraw or Exchange out of that Investment Option.

In addition, each Fund reserves the right to reject the Variable Account's entire purchase or exchange transaction at any time, which would make FILI unable to execute Contract Owner purchase, withdrawal or exchange transactions involving that Fund on that trading day. FILI's policies and procedures are separate and independent from any policies and procedures of the Funds, and do not guarantee that the Funds will not reject orders placed by the Variable Account.

Frequent Trading Monitoring and Restriction Procedures. FILI has adopted policies and procedures related to Exchanges among Investment Options that are set out below. Frequent trading activity is measured by the number of roundtrip transactions by an Owner. A roundtrip transaction occurs when an Owner makes an allocation or Exchange into an Investment Option followed by a withdrawal or Exchange out of the same Investment Option within 30 days. Owners are limited to one roundtrip transaction per Investment Option within any rolling 90 day period, subject to an overall limit of four roundtrip transactions in the Contract over a rolling 12 month period.

Owners with two or more roundtrip transactions in one Investment Option within a rolling 90 day period will be blocked from making additional allocations or exchanges into that Investment Option, through any means, for 85 days.

In addition, Owners who complete a fourth (or higher) roundtrip transaction within any rolling 12 month period, at least two of which are completed on different business days, will have a U.S. Mail-Only Trade Restriction imposed on all contracts/policies they own that are issued by FILI or its affiliates. This rule will apply even if the four or more round trips occur in two or more different Investment Options. This restriction will stay in effect for 12 months. If the Owner makes another round trip in a contract that is currently subject to a U.S. Mail-Only Trade Restriction, then the U.S. Mail-Only Trade Restriction period (12 months) is restarted and all purchase transactions will be permanently blocked in the violated Investment Option across all contracts with common ownership.

FILI further reserves the right to reject specific transactions or impose restrictions as described above in respect of any Contract owned or controlled commonly with a Contract subject to the above restrictions, or in respect of any Contract owned or controlled commonly by a person who is the subject of a complex-wide block by the mutual funds managed by FMR.

Exceptions. FILI has approved the following exceptions to the frequent trading policy:

(1) Transactions in the Money Market Investment Option;

(2) Annuity payments will not count toward an Investment Option's roundtrip limits;

(3) FILI may suspend the frequent trading policy and make exceptions to the policy for transactions made during periods of severe market turbulence or national emergency. There is no assurance that FILI will do so or that, if it does so, the underlying mutual funds will make any necessary exceptions to their frequent trading policies.

No other exceptions will be allowed. The frequent trading procedures will be applied consistently to all of FILI's variable life and variable annuity contract owners. We reserve the right to change our frequent trading procedures.

Effective Date of Exchanges Among Investment Options

Any redemption from an Investment Option that is part of an Exchange among Investment Options will be effected as of the end of the Valuation Period in which we receive the request at our Annuity Service Center. Generally the purchase of Annuity Income Units in other Investment Options with the proceeds of the redemption will occur at the same time. However, if your Exchange involves (1) moving from an Investment Option that invests in an equity Fund that is in an illiquid position due to substantial redemptions or exchanges that require it to sell portfolio securities in order to make funds available, and (2) moving to an Investment Option that invests in a Fund that accrues dividends on a daily basis and requires federal funds before accepting a purchase order, then there may be a delay in crediting the amount that is moving to the new Investment Option. The delay will last until the Investment Option from which the Exchange is being made obtains liquidity, or for seven days, whichever is shorter. During this period, the amount to be transferred from the illiquid Investment Option will be uninvested.

THE VARIABLE ACCOUNT

Variable Account

Fidelity Investments Variable Annuity Account I was established as a separate investment account on July 22, 1987. It supports the Contracts and other forms of variable annuity contracts, and may be used for other purposes permitted by law.

The Variable Account is registered with the U.S. Securities and Exchange Commission ("SEC") as a unit investment trust under the Investment Company Act of 1940 ("1940 Act").

We own the assets in the Variable Account. The assets of the Variable Account are kept separate from our general account assets and from any other separate accounts we may have, as required by law. The assets of the Variable Account may not be charged with liabilities from any other business we conduct. All income, gains and losses concerning assets allocated to the Variable Account are credited to or charged against the Variable Account without regard to other income, gains or losses of FILI. Assets are maintained in the Variable Account at least equal to the reserves and other liabilities of the Variable Account. If the assets exceed the required reserves and other liabilities, we may transfer the excess to our general account.

Charges Against the Investment Options

In determining Annuity Income Unit values, we make a daily charge equivalent to an effective annual rate of 0.xxx%

Net Investment Factor

The Net Investment Factor is an index used to measure the investment performance of an Investment Option from one Valuation Period to the next. The Net Investment Factor can be greater or less than one and therefore the value of an Annuity Income Unit may increase or decrease.

The Net Investment Factor for an Investment Option for a Valuation Period is determined by adding (a) and (b), subtracting (c) and then dividing the result by (a) where:

(a) is the value of the assets at the end of the preceding Valuation Period;

(b) is the investment income and capital gains, realized or unrealized, credited during the current Valuation Period; and

(c) is the sum of:

(1) the capital losses, realized or unrealized, charged during the current Valuation Period plus any amount charged or set aside for taxes during the current Valuation Period;

PLUS

(2) the deduction from the Investment Option during the current Valuation Period representing the daily charge equivalent to an effective annual rate of not more than 0.xxx%.

Taxes

We are taxed as a life insurance company under the Code. The earnings of the Variable Account are taxed as part of our operations, and thus the Variable Account is not separately taxed as a "regulated investment company" under the Code. Under existing federal income tax laws, investment income and capital gains of the Variable Account are not taxed to the extent they are applied under a Contract. Therefore, we do not expect to incur federal income taxes on earnings of the Variable Account to the extent the earnings are credited to Contracts. Based on this, no charge is being made currently to the Variable Account for our federal income taxes. We will periodically review the need for a charge to the Variable Account for company federal income taxes. If we are taxed on investment income or capital gains of the Variable Account, we may impose a charge against the Variable Account in order to provide for such taxes.

Under current laws we may incur state and local taxes (in addition to premium taxes) in several states. At present, these taxes are not significant and are not charged against the Contracts or the Variable Account. If the amount of these taxes changes substantially, we may make charges for such taxes against the Variable Account.

Exchanges Among Investment Options

You may transfer from one Investment Option to another up to four times each calendar year. An automatic transfer from the Money Market Investment Option to another Investment Option during or at the end of your free look period will not count as an Exchange.

Postponement of Benefits

We will generally transmit each annuity income payment on the first business day after the Annuity Income Date. We will generally send any withdrawal amount on the first business day after the end of the Valuation Period during which we receive the withdrawal request. We will usually send any lump sum distributions to Beneficiaries within seven days of the day we receive proper notice. We will usually send any death benefit within seven days after we receive (1) due proof of your death (for a single life Contract) or the deaths of You and the Joint Annuitant (for a joint life Contract) and (2) any required tax withholding and other information.

However, we may delay sending these amounts if (1) the disposal or valuation of the Variable Account's assets is not reasonably practicable because the New York Stock Exchange is closed for other than a regular holiday or weekend, trading is restricted by the SEC, or the SEC declares that an emergency exists; or (2) the SEC by order permits postponement for any other reason.

Reserved Rights

We reserve the right to:

(a) charge for certain taxes (other than premium taxes) that we may have to fund;

(b) operate the Variable Account as a management investment company under the 1940 Act or any other form permitted by law;

(c) deregister the Variable Account under such Act in the event such registration is no longer required;

(d) make changes required by any change in the Investment Company Act of 1940;

(e) modify the manner in which we calculate the weight to be given to your voting instructions where such a change is necessary to comply with federal regulations or interpretations of those regulations; and

(g) make any changes required by the Code.

DEATH BENEFIT

Death Benefit

If no Annuitant lives to the first Annuity Income Date, the Contract will terminate and we will make a payment equal to your Purchase Payment to your Beneficiary or Beneficiaries immediately, in accordance with the requirements of Code Sections 408(b)(3) and 401(a)(9) and the Income Tax Regulations thereunder.

WITHDRAWALS

If your Contract has a Withdrawal Period You can make withdrawals.

How to Make Withdrawals

All withdrawal instructions must be in writing and be received at our Annuity Service Center. You may make a partial or full withdrawal of the Withdrawal Value. You may not make more than two partial withdrawals each calendar year. Any partial withdrawal must be for at least $500. You may not make any partial withdrawal on or before the fifth anniversary of your Contract's first Annuity Income Date that would reduce your annuity income below $1,200 per year at the time of the withdrawal.

Withdrawal Value

The amount You can withdraw at the close of a Valuation Period is called the Withdrawal Value. There are two parts to your Withdrawal Value, Part A and Part B. The sum of Part A and Part B equals your Withdrawal Value.

Part A

Part A is based on the portion of your Purchase Payment that provides annuity income during the Withdrawal Period. On the Contract Date, Part A equals this portion of the Purchase Payment less any deductions made from this portion for state, federal or local taxes.

At the end of each subsequent Valuation Period, a new value for Part A is computed, as follows:

(1) Start with Part A at the close of the prior Valuation Period.

(2) Multiply (1) by the Net Investment Factor for the Investment Option in which your Contract is invested.

(3) If an Annuity Income Date occurs during the Valuation Period, subtract from (2) an amount equal to the amount of the annuity income payment for that Annuity Income Date.

(4) Subtract from (3) an amount attributable to any withdrawals made during the Valuation Period. To determine the amount subtracted, multiply the amount of the withdrawal by a fraction, the numerator of which is the value of Part A at the close of the current Valuation Period and the denominator of which is the sum of Part A and Part B at the close of the current Valuation Period, without regard to the withdrawal during the Valuation Period.

Part A becomes zero at the end of your Withdrawal Period and remains zero thereafter.

Part B

Part B is based on the remainder of your Purchase Payment and reflects the portion of your Purchase Payment that provides annuity income after the Withdrawal Period. On the Contract Date, Part B equals this portion of the Purchase Payment less any deductions made from this portion for state, federal or local taxes.

At the end of each subsequent Valuation Period, a new value for Part B is computed, as follows:

(1) Start with Part B at the close of the prior Valuation Period.

(2) Multiply (1) by the Net Investment Factor for the Investment Option in which your Contract is invested.

(3) Subtract from (2) an amount attributable to any withdrawals made during the Valuation Period. To determine the amount subtracted, multiply the amount of the withdrawal by a fraction, the numerator of which is the value of Part B at the close of the current Valuation Period and the denominator of which is the sum of Part A and Part B at the close of the current Valuation Period, without regard to the withdrawal during the Valuation Period.

(4) Multiply (3) by a fraction, the numerator of which is the percentage factor at the end of the current Valuation Period, and the denominator of which is the percentage factor at the end of the prior Valuation Period.

The percentage factor is 100% until one year after your first Annuity Income Date. The percentage factor then declines daily at a rate of 25% each year, becoming zero on the fifth anniversary of your first Annuity Income Date and remaining at zero thereafter. Thus Part B becomes zero on the fifth anniversary of your first Annuity Income Date and remains zero thereafter.

Effect of Withdrawals

YOU SHOULD THINK MORE CAREFULLY ABOUT MAKING A WITHDRAWAL THE CLOSER YOU ARE TO THE FIFTH ANNIVERSARY OF YOUR FIRST ANNUITY INCOME DATE. IN MANY CIRCUMSTANCES YOU WILL BE BETTER OFF WAITING UNTIL AFTER THAT DATE TO MAKE A WITHDRAWAL.

  Full Withdrawals During First Five Years

If You withdraw all of the Withdrawal Value on or before the fifth anniversary of your Contract's first Annuity Income Date, your Contract will end and You will not receive any more annuity income.

  Partial Withdrawals During First Five Years

If You withdraw part of the Withdrawal Value on or before the fifth anniversary of your Contract's first Annuity Income Date, then the amount withdrawn will be subtracted from the Withdrawal Value and all remaining annuity income will be reduced, in the same ratio that the amount withdrawn bears to the Withdrawal Value. A partial withdrawal during the first five years will have no impact on the length of the remainder of the Withdrawal Period.

  Full Withdrawals After First Five Years

If You withdraw all of the Withdrawal Value after the fifth anniversary of your Contract's first Annuity Income Date, You will no longer have a Withdrawal Value, the Withdrawal Period will end, and all remaining annuity income will be reduced.

  Partial Withdrawals After First Five Years

If You withdraw part of the Withdrawal Value after the fifth anniversary of your Contract's first Annuity Income Date, the amount withdrawn will be subtracted from the Withdrawal Value, all remaining annuity income will be reduced, and the Withdrawal Period will be shortened.

For both full and partial withdrawals made after the first five years, the value of the reduced annuity income plus the amount of the withdrawal will be equivalent to the value of the annuity income just prior to the withdrawal. The value of the reduced annuity income must comply with the IRS required minimum distribution rules, and may result in further reductions in future annuity income payments than described in this section. The Company will determine equivalence using modified insurance industry mortality tables.

OWNER, ANNUITANT, JOINT ANNUITANT AND BENEFICIARIES

Owner

As Owner You have the following rights: (a) the right to change any Beneficiary (except that You may not change an irrevocable Beneficiary without that Beneficiary's consent); (b) the right to cancel the Contract during the free look period; (c) the right to make Exchanges; and (d) the right to instruct us how to vote shares of the Fund in which your Investment Option invests.

In addition, if your Contract has a Withdrawal Period, You have the right to withdraw from the Contract during the Withdrawal Period.

Annuitant

You are the Annuitant. If there is a Joint Annuitant, You and the Joint Annuitant together are the Annuitants. You receive lifetime annuity income. All annuity income during your lifetime must be received only by you.

Joint Annuitant

A person You designate to receive lifetime annuity income after your death. If the Joint Annuitant survives you, he or she will have the right to: (a) Exchange from one Investment Option to another; (b) change any Beneficiary (except that an irrevocable Beneficiary may not be changed without that Beneficiary's consent); (c) cancel the Contract during the free look period; (d) instruct us how to vote shares of the Fund in which your Investment Option invests; and (e) to withdraw from the Contract during the Withdrawal Period, if there is one.

Beneficiary or Beneficiaries

The person or persons You designate to receive any payments under this Contract when there is no longer a living Annuitant or Joint Annuitant. A Beneficiary who makes a timely election may choose to receive a lump sum instead of any remaining periodic annuity income.

Surviving Beneficiaries will receive equal shares unless You specify otherwise. If (1) no Beneficiary survives You and the Joint Annuitant (if any), and (2) the Withdrawal Period or Guarantee Period (if any) has not ended, we will provide a lump sum to the estate of the last to die of You and the Joint Annuitant.

Each Beneficiary receiving annuity income will have the right to instruct us how to vote Fund shares attributable to that income.

A Beneficiary may be revocable or irrevocable. You may not change an irrevocable Beneficiary without that Beneficiary's consent.

A Beneficiary may be a "Primary Beneficiary" or a "Contingent Beneficiary." No Contingent Beneficiary has the right to proceeds unless all of the Primary Beneficiaries die before proceeds are determined.

For Contracts with a Guarantee Period. Each Beneficiary will receive his or her share of annuity income for the remainder of the Guarantee Period if You (and the Joint Annuitant, if any) die after the first Annuity Income Date. A Beneficiary who becomes entitled to annuity income may choose instead to receive a lump sum, but only if he or she notifies us within 60 days of the date we receive notice of the death of the last surviving Annuitant. A lump sum will generally be the present value of the annuity income for the remaining guaranteed Annuity Income Dates, based on interest compounded annually at the Benchmark Rate of Return.

If a Beneficiary receiving annuity income dies, we will provide to the Beneficiary's estate a lump sum, generally equal to the present value of the annuity income for the remaining guaranteed Annuity Income Dates, based on interest compounded annually at the Benchmark Rate of Return.

For Contracts with a Withdrawal Period. Each Beneficiary will receive his or her share of any remaining annuity income for the remainder of the Withdrawal Period if You and the Joint Annuitant (if any) die on or after the first Annuity Income Date. A Beneficiary who becomes entitled to annuity income may choose instead to receive a lump sum, but only if he or she notifies us within 60 days of the date we receive notice of the death of the last surviving Annuitant. The lump sum amount will be the Withdrawal Value of his or her share of annuity income.

If a Beneficiary receiving annuity income dies, we will provide to the Beneficiary's estate a lump sum equal to the Withdrawal Value of the Beneficiary's share of annuity income.

Notice of Change of Beneficiary

To change a Beneficiary, You must provide us with notice. The form of any beneficiary designation must be satisfactory to us.

ANNUITY PROVISIONS

Annuity Income Dates

We calculate the amount of your annuity income on each Annuity Income Date. If the New York Stock Exchange is closed on an Annuity Income Date, we will calculate the amount of annuity income on the next day it is open. Annuity income will generally be sent at the end of the Valuation Period immediately following the day on which the amount is determined.

The first Annuity Income Date You selected is shown on the Contract Schedule page and may be up to one year from the Contract Date shown on that page. All subsequent Annuity Income Dates will be on the same day of the month as the first Annuity Income Date.

The frequency of Annuity Income Dates You chose on your application is shown on the Contract Schedule page. The frequency may be monthly, quarterly, semiannually, or annually.

Annuity Income Option

The Annuity Income Option You selected on your application is shown on the Contract Schedule page. We will make annuity income payments in accordance with the terms of your selected Annuity Income Option. The selected Annuity Income Option must meet the requirements of Code Sections 408(b)(3) and 401(a)(9).

Annuity Income

Annuity income varies with the experience of the Investment Option in which You are invested.

Annuity Income Unit Value

The Annuity Income Unit value for an Investment Option for any Valuation Period is equal to (a) multiplied by (b) multiplied by (c) where:

(a) is the Net Investment Factor for the Valuation Period for which the Annuity Income Unit Value is being calculated;

(b) is the Annuity Income Unit Value for the preceding Valuation Period; and

(c) is the daily Benchmark Rate of Return factor of 0.99990575, adjusted for the number of days in the Valuation Period.

Determination of Annuity Income

Your Purchase Payment (less any deduction for taxes) will initially purchase units of the Money Market Investment Option. The number of units will depend on (a) your age and sex (and the age and sex of the Joint Annuitant, if any); (b) your annuity income option; (c) the frequency of Annuity Income Dates; (d) the first Annuity Income Date; (e) the value of the units on the date your Contract becomes effective. The value of the units reflects the investment performance of the Money Market Investment Option.

Your units of the Money Market Investment Option will be exchanged automatically for Annuity Income Units in the Investment Option in accordance with your most recent allocation instructions.